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                                                                    Exhibit 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT


Petrini S.p.A.

The wholly-owned subsidiaries of Petrini S.p.A. are:

Gazzola S.p.A.
Spigadoro Food S.p.A.
Petrini Foods International, Inc.

Inactive Subsidiaries:

IAT AG
IAT Deutschland GmbH Interactive Medien Systeme Bremen
Columbus-Computer-Handels und Vertriebs GmbH & Co. KG